CADENCE RESOURCES CORPORATION
                               6 East Rose Street
                          Walla Walla, Washington 99362
                               Fax: (509) 516-3491


                                                              September 20, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0405

                        Re: Cadence Resources Corporation
             Registration Statement on Form S-4; File No. 333-124904
             -------------------------------------------------------

Ladies and Gentlemen:

      Pursuant to Rule 461 of the Securities Act of 1933, the undersigned registrant under the above-referenced registration statement hereby requests acceleration of the effective date of the registration statement to September 22, 2005, at 10:00 a.m., New York time, or as soon as practicable thereafter. Please notify the undersigned or Timothy I. Kahler, Esq. by phone at (212) 704-6169 or by fax at (212) 704-5948 of the date and time that the registration statement has been declared effective.

                                      Very truly yours,

                                      CADENCE RESOURCES CORPORATION


                                      By: /s/ Howard M. Crosby
                                         -----------------------------
                                          Name:  Howard M. Crosby
                                          Title: President